Alon USA Reports Most Profitable Annual and Fourth Quarter Results in Company History
Company schedules conference call for March 8, 2006 at 1:30 P.M. EST
     DALLAS, TEXAS, March 7, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced, record net income of $29.7 million for the fourth quarter 2005, compared to net income of $2.2 million for the fourth quarter 2004, an increase of $27.5 million. Fourth quarter 2005 earnings per share were $0.64, compared to $0.06 for the fourth quarter 2004. Earnings per share for the fourth quarter and year ended December 31, 2005 include the effect of the additional 11.7 million shares of common stock issued in our initial public offering on August 2, 2005.
     Net income for the fourth quarter 2005 included $0.8 million of after-tax gain recognized on disposition of assets (“after-tax gain”) relating to the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. (“HEP”) in the first quarter of 2005. Net income for the fourth quarter 2005 excluding the effects of the after-tax gain would have been a record $28.9 million, or $0.62 earnings per share.
     Net income for the year ended December 31, 2005 was a record $104.0 million, compared to net income of $25.1 million for the year ended December 31, 2004, an increase of $78.9 million. 2005 earnings per share were $2.61, compared to $0.72 for 2004. Net income for the year ended December 31, 2005 excluding the $23.9 million after-tax gain recognized in connection with the HEP transaction discussed above was a record $80.1 million, or $2.01 earnings per share.
     The increase in net income for the fourth quarter 2005 over the fourth quarter 2004 was primarily attributable to continued strong industry refining margins in the fourth quarter of 2005 and increased refinery production as a result of the expansion of the Big Spring refinery’s crude oil throughput capacity and the major turnaround completed in the first quarter 2005. For the fourth quarter 2005, the Gulf Coast 3-2-1 crack spread increased to an average of $11.46 per barrel compared to an average of $4.56 per barrel for the fourth quarter 2004. Refinery production increased to an average of 71,865 barrels per day in the fourth quarter 2005, compared to an average of 62,230 barrels per day in the fourth quarter 2004.
     The increase in net income for the year ended December 31, 2005 over the year ended December 31, 2004 was primarily attributable to the higher refining margin environment, favorable differentials between WTI and WTS crude oil (“WTI/WTS”) and increased overall refinery production as a result of the crude oil capacity expansion and the major turnaround completed in the first quarter 2005. In 2005, the Gulf Coast 3-2-1 crack spread increased to an average of $11.45 per barrel compared to an average of $6.77 per barrel for 2004. WTI/WTS crude oil differentials increased to an average of $4.62 per barrel in 2005, compared to an average of $3.97 per barrel in 2004. Refinery production increased to an average of 64,393 barrels per day in 2005, compared to an average of 61,372 barrels per day in 2004.
     Alon’s cash, cash equivalents and short-term investments increased $258.7 million to $322.1 million at December 31, 2005, compared to $63.4 million at December 31, 2004. Cash of $137.9 million provided by operating activities, together with $118.0 million net proceeds from the HEP transaction and $72.3 million net proceeds from our initial public offering contributed to this increase. Total debt was reduced by $55.3 million to $132.4 million at December 31, 2005, compared to $187.7 million at December 31, 2004. As a result of Alon’s cash, cash equivalents and short-term investments exceeding debt by $189.7 million, Alon’s net debt-to-capitalization ratio was negative 211.4% as of December 31, 2005, compared to 63.5% as of December 31, 2004.
     Jeff Morris, Alon’s President and CEO, commented “We are very pleased with our fourth quarter and full year 2005 results. Not only was the margin environment exceptional, but we also reaped rewards from our sour crude processing capabilities and our successful expansion project. We set new records for our financial results, but I am most pleased with our cash flow performance. For the year, we generated over $102 million of free cash flow from operations, or almost $4.35 per barrel. This is truly extraordinary.”
     “On February 15, 2006, we announced a special cash dividend payment of $0.37 per share, in addition to our regular quarterly cash dividend of $0.04 per share. Following this dividend payment, the repayment of our $100 million Term B facility in January 2006 and the successful sale of our idle Amdel pipeline to Sunoco on March 1, 2006 for $68 million, we expect to have more than $250 million of cash with which to grow. We look forward to continued success in 2006 with primary emphasis on completion of our Low Sulfur Diesel upgrades and growth opportunities.”
     The Company has scheduled a conference call for tomorrow, March 8, 2006, at 1:30 p.m. EST, to discuss the fourth quarter and full year 2005 results. To access the call, please dial (800) 218-0204, or (303) 262-2139 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon USA corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors.” A telephonic replay of the conference call will be available through, March 22, 2006 and may be accessed by calling (800) 405-2236, or (303) 590-3000 for international callers, and using passcode 11050672. A web cast archive will also be available at www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE IS
UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(dollars in thousands, except for per share and per barrel data)
CONSOLIDATED

STATEMENT OF OPERATIONS DATA:
Net sales (A)	$682,032	$469,276	$2,328,507	$1,707,564
Operating costs and expenses:
Cost of sales (A)	574,917	411,938	1,990,338	1,469,940
Direct operating expenses	30,584	20,928	93,843	75,742
Selling, general and administrative expenses (B)	21,488	21,664	73,219	73,554
Depreciation and amortization (C)	5,613	4,905	20,935	19,064

Total operating costs and expenses	632,602	459,435	2,178,335	1,638,300

Gain on disposition of assets (D)	1,348	—	38,591	175

Operating income	50,778	9,841	188,763	69,439
Interest expense	(4,747)	(6,125)	(19,326)	(23,704)
Equity earnings in HEP	353	—	1,086	—
Other income, net	2,426	70	4,775	277

Income before income tax expense, minority interest in income of subsidiaries	48,810	3,786	175,298	46,012
Income tax expense	17,284	1,293	65,518	18,315

Income before minority interest in income of subsidiaries	31,526	2,493	109,780	27,697
Minority interest in income of subsidiaries	1,844	246	5,792	2,565

Net income	$29,682	$2,247	$103,988	$25,132

Earnings per share, basic and diluted (E)	$.64	$.06	$2.61	$.72
Earnings per share, basic and diluted, excluding after-tax gain on disposition of assets (F)	$.62	$.06	$2.01	$.72
Weighted average shares outstanding (E)	46,731	35,001	39,889	35,001

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$105,413	$47,215	$137,895	$76,743
Investing activities (G)	(161,572)	(9,811)	(106,962)	(39,886)
Financing activities	(315)	(7,751)	42,530	19,244

BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments			$322,140	$63,357
Working capital			275,996	44,443
Total assets			758,780	472,516
Total debt			132,390	187,706
Stockholders’ equity			279,493	71,472

OTHER DATA:
Adjusted EBITDA (H)	$57,822	$14,816	$176,968	$88,605
Capital expenditures	5,466	9,176	23,034	27,301
Capital expenditures for turnarounds and catalysts.	670	624	12,041	2,322
Free cash flow per barrel (I)	$14.89	$6.43	$4.35	$2.09
Net debt to capitalization ratio (J)			(211.4)%	63.5%

RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE IS
UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(dollars in thousands, except for per barrel data and pricing statistics)
REFINING AND MARKETING SEGMENT

STATEMENT OF OPERATIONS DATA:
Net sales	$637,195	$424,606	$2,147,390	$1,523,850
Operating costs and expenses:
Cost of sales	544,013	382,342	1,866,536	1,342,426
Direct operating expenses	30,584	20,928	93,843	75,742
Selling, general and administrative expenses	8,757	8,742	22,932	23,679
Depreciation and amortization	3,758	3,596	14,464	13,392

Total operating costs and expenses	587,112	415,608	1,997,775	1,455,239

Gain on disposition of assets	1,348	—	38,628	—

Operating income	$51,431	$8,998	$188,243	$68,611

KEY OPERATING STATISTICS AND OTHER DATA:
Total sales volume (bpd)	93,980	86,203	87,251	85,950
Non-integrated marketing sales volume (bpd) (K)	19,577	19,932	20,335	19,926
Non-integrated marketing margin (per barrel of sales volume) (K)	$0.59	$0.18	$(1.32)	$0.03
Per barrel of throughput:
Refinery operating margin (L)	$13.82	$7.20	$12.30	$8.03
Refinery direct operating expenses (M)	4.59	3.60	3.97	3.36
Turnaround, chemical catalysts and capital expenditures	$5,287	$9,226	$31,121	$25,877

PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (N)	$11.46	$4.56	$11.45	$6.77
Group III (N)	9.29	5.66	11.44	8.02
WTI less WTS (sweet/sour spread)(O)	5.51	5.62	4.62	3.97

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2005		2004		2005		2004
THROUGHPUT AND PRODUCTION DATA:	Bpd	%	Bpd	%	Bpd	%	Bpd	%
Refinery throughput:
Sweet crude	3,111	4.3	3,479	5.5	5,072	7.8	4,321	7.0
Sour crude	63,894	88.2	55,269	87.4	55,643	86.0	53,646	87.0
Blendstocks	5,451	7.5	4,516	7.1	4,040	6.2	3,697	6.0

Total refinery throughput (P)	72,456	100.0	63,264	100.0	64,755	100.0	61,664	100.0

Refinery production (Q):
Gasoline	35,007	48.7	30,188	48.5	29,499	45.8	28,711	46.8
Diesel/jet	23,436	32.6	20,684	33.2	21,903	34.0	19,939	32.5
Asphalt	5,625	7.8	5,294	8.5	5,824	9.1	5,781	9.4
Petrochemicals	4,282	6.0	4,232	6.8	4,256	6.6	4,492	7.3
Other	3,515	4.9	1,832	3.0	2,911	4.5	2,449	4.0

Total refinery production	71,865	100.0	62,230	100.0	64,393	100.0	61,372	100.0

Refinery utilization (R)		95.7%		96.3%		94.3%		95.0%

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
	2005	2004		2005	2004
	(dollars in thousands except for per gallon data)
RETAIL SEGMENT

STATEMENT OF OPERATIONS DATA:
Net sales	$75,993	$75,635		$326,537	$301,491
Operating costs and expenses:
Cost of sales (S)	62,060	60,561		269,222	245,291
Selling, general and administrative expenses	12,623	12,727		49,796	49,286
Depreciation and amortization	1,367	1,124		4,557	4,192

Total operating costs and expenses	76,050	74,412		323,575	298,769

Gain (loss) on disposition of assets	—	—		(37)	175

Operating (loss) income	$(57)	$1,223		$2,925	$2,897

KEY OPERATING STATISTICS AND OTHER DATA:
Number of stores (end of period)	167	167		167	167
Fuel sales (thousands of gallons)	17,942	24,048		87,714	97,541
Fuel sales (thousands of gallons per site per month)	36	49		45	49
Fuel margin (cents per gallon) (T)	17.1 ¢	17.1	¢	14.9 ¢	12.9	¢
Fuel sales price (dollar per gallon) (U)	$2.39	$1.85		$2.20	$1.76
Merchandise sales	$33,059	$31,125		$133,305	$130,117
Merchandise sales (per site per month)	67.2	63.3		68	65
Merchandise margin (V)	32.9%	35.2%		33.2%	33.5%
Capital expenditures	$581	$524		$3,484	$3,134

(A)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location or grade requirements. Included in cost of sales are amounts which approximate the revenues resulting from these transactions.

(B)	Includes corporate headquarters selling, general and administrative expenses of $108, $195, $491 and $589, for the three months and the year ended December 31, 2005 and 2004, respectively, which are not allocated to our two operating segments.

(C)	Includes corporate depreciation and amortization of $488, $185, $1,914 and $1,480, for the three months and the year ended December 31, 2005 and 2004, respectively, which are not allocated to our two operating segments.

(D)	Gain on disposition of assets reported in 2005, reflects the initial pre-tax gain recognized in connection with assets contributed in the February 28, 2005 HEP transaction and recognition of deferred gain recorded in the ten months following the transaction. The transaction was recorded as a partial sale for accounting purposes.

(E)	Weighted average common shares outstanding and earnings per common share amounts for the periods presented reflect the effect of a 33,600-for-one split of Alon’s common stock which was affected on July 6, 2005. On August 2, 2005, Alon completed an initial public offering of 11,730,000 shares of its common stock. The shares issued in our initial public offering are included in number of weighted average shares outstanding for the three months and the year ended December 31, 2005.

(F)	The following provides a reconciliation of net income under GAAP to net income utilized in determining earnings per common share, basic and diluted, excluding the after-tax gain on disposition of assets. Our management believes that the presentation of earnings per common share, basic and diluted, excluding the after-tax gain on disposition of assets is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except for per share data)

Net income	$29,682	$2,247	$103,988	$25,132
Less: Gain on disposition of assets, net of tax	(834)	—	(23,890)	(103)

Adjusted income	$28,848	$2,247	$80,098	$25,029

Weighted average common equivalent shares outstanding	46,731	35,001	39,889	35,001

Earnings per share excluding after-tax gain on disposition of assets	$.62	$.06	$2.01	$.72

(G)	2005 cash flow used in investing activities include $155.6 million investments in short-term, highly liquid debt instruments for the three months ended December 31, 2005 and $185.3 million for the year ended December 31, 2005, partially offset by $118.0 million net proceeds received in the HEP transaction.

(H)	Adjusted EBITDA represents earnings before minority interest, income tax expense, interest expense, depreciation, amortization and gain on dispositions of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interests, interest expense, income taxes and dispositions of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by our non-wholly-owned subsidiaries;
•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and
•	Our calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the three months and year ended December 31, 2005 and 2004, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(dollars in thousands)
Net income	$29,682	$2,247	$103,988	$25,132
Minority interest	1,844	246	5,792	2,565
Income tax expense	17,284	1,293	65,518	18,315
Interest expense	4,747	6,125	19,326	23,704
Depreciation and amortization	5,613	4,905	20,935	19,064
Gain on disposition of assets	(1,348)	—	(38,591)	(175)

Adjusted EBITDA	$57,822	$14,816	$176,968	$88,605

(I)	Free cash flow per barrel represents cash flow from operations less capital expenditures, including turnaround and chemical catalyst costs divided by total refinery throughput. Free cash flow per barrel is not a recognized measurement under GAAP. However, the amounts included in the calculation are derived from amounts presented separately in our consolidated financial statements, with the exception of the refinery throughput volume. Free cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to cash flow provided by operating activities or as a measure of liquidity. Free cash flow is not necessarily comparable to similarly titled measures of other companies. We believe that the presentation of free cash flow per barrel is a useful indicator of financial performance. We believe this measure provides investors with an enhanced perspective of the operating performance of our company relative to other companies in our industry.

The following table sets forth our calculation of free cash flow and free cash flow per barrel of refinery throughput:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except for per barrel data)
Cash flow from operating activities	$105,413	$47,215	$137,895	$76,743
Capital expenditures	(5,466)	(9,176)	(23,034)	(27,301)
Turnaround and chemical catalysts	(670)	(624)	(12,041)	(2,322)

Free cash flow from operations (“FCF”)	$99,277	$37,415	$102,820	$47,120

Total refinery throughput bpd	72,456	63,264	64,755	61,664
Number of days in period	92	92	365	366

Total refinery throughput (bpd x number of days) (in thousands)	6,666	5,820	23,636	22,569

Free cash flow per barrel (FCF / total refinery throughput)	$14.89	$6.43	$4.35	$2.09

(J)	The following is a reconciliation of our net debt-to-capitalization ratio. This information is presented because our management believes that the net debt-to-capitalization ratio provides investors a meaningful measurement for evaluating changes in our capital structure and liquidity, and in assessing the availability of cash for investing activities and the ability to incur additional indebtedness.

	For the Year Ended
	December 31,
	2005	2004
	(dollars in thousands)
Total debt	$132,390	$187,706
Less: Cash, cash equivalents and short-term investments.	(322,140)	(63,357)

Net debt	$(189,750)	$124,349

Stockholders’ equity	$279,493	$71,472

Total capitalization	$89,743	$195,821

Net debt to capitalization	(211.4)%	63.5%

(K)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume expressed on a per barrel basis.
(L)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales, exclusive of depreciation and amortization, attributable to our refining and marketing segment, exclusive of net sales and cost of sales relating to our non-integrated system, by our Big Spring refinery’s total throughput volumes. We exclude net sales and cost of sales from our non-integrated system because the refined products we sell in this system are not produced at our refinery. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.
(M)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses, exclusive of depreciation and amortization, by our Big Spring Refinery’s total throughput volumes.
(N)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil.
(O)	WTI/WTS or sweet/sour spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.
(P)	Total refinery throughput represents the total of crude oil and blendstock inputs in the refinery production process.
(Q)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at Alon’s refinery.
(R)	Refinery utilization represents average daily crude oil throughput divided by crude capacity, excluding planned periods of downtime for maintenance and turnarounds.
(S)	Cost of sales includes inter-segment purchases of motor fuels from our refining and marketing segment at prices which approximate market prices. These inter-segment sales are eliminated through consolidation of our financial statements.
(T)	Fuel margin represents the difference between motor fuel revenues and the net cost of purchased fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.
(U)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment
(V)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.